UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Fisher Communications, Inc.

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Fisher Communications Urges Shareholders to Support its Highly Qualified Board Nominees

Tells Shareholders FrontFour Capital's Only Plan for Value Creation is to Attempt to Sell the Company

Highlights Outperformance of Industry Peers in Shareholder Letter

SEATTLE, WA - April 29, 2011 - Fisher Communications, Inc. (NASDAQ:FSCI), a leader in local media innovation, today announced it has mailed the following letter to all Fisher shareholders in connection with the Company's Annual Meeting of Shareholders on May 11, 2011 in Seattle, Washington.

April 29, 2011

Dear Shareholder:

Fisher Communications’ May 11th annual meeting is rapidly approaching. By voting the WHITE proxy card and supporting Fisher’s four highly qualified nominees, you can prevent David Lorber and FrontFour Capital, a Connecticut-based hedge fund, from taking control of your Company. FrontFour is running a control slate of directors without offering you, the shareholders, any control premium.

FISHER HAS OUTPERFORMED ITS PEERS

Over the past month, you have witnessed how FrontFour has repeatedly grasped at a variety of financial metrics, chosen at carefully selected points in time in an effort to mislead you into thinking that Fisher has underperformed. Despite FrontFour’s rhetoric, one simple truth is undisputable: when it comes to shareholder value creation, Fisher outperformed its peer group1 on a relative basis between 2005 and 2010. This outperformance has accelerated as the advertising industry began to stabilize in 2010. On a trailing 12-month basis as of April 27, 2011, Fisher’s common stock outperformed its peer group and the S&P 500 by a significant margin.

In addition we have outperformed our peer group over the past five years in part because we are executing against an operating plan we put in place to turn the Company around and better prepare Fisher to compete in a rapidly-changing advertising environment. In 2006, Fisher recognized the emergence of new technologies that are fundamentally reshaping the traditional broadcasting business model and began combining our inherent

[1]	Includes BLC, GTN, NXST, SBGI, TVL; market capitalization weighted broadcast strengths with technological innovation. As a result, Fisher’s foresight and thoughtful planning has protected shareholder value and has earned the Company two of the industry’s highest awards for technology and innovation – Broadcasting & Cable’s 2011 Technology Leadership Award and Borrell Associates Inc. 2010 “Innovator of the Year” Award. By contrast, FrontFour’s plan for value creation has nothing to do with improving Fisher’s operations.

FRONTFOUR’S ONLY PLAN FOR VALUE CREATION IS TO RUN AN AUCTION TO ATTEMPT TO SELL THE COMPANY FOR ITS OWN SHORT-TERM GAIN IN A TROUGH-LEVEL MARKETPLACE

In their campaign for control of Fisher, David Lorber and FrontFour have not presented one operating plan or idea for improving the performance of the Company’s core operating assets. Instead, FrontFour’s sole proposal to create value is a risky proposition of gaining control in order to force an immediate sale of the Company at a time when there is virtually no transaction activity.

Mr. Lorber complains that as a sitting director, he has been “unable to get the Board to take the necessary steps to improve stockholder value.” However, in his letters and FrontFour’s proxy statement, there is no evidence of any substantive proposals Mr. Lorber has made to our Board that were ignored, or any instances where he has objected to our Board’s actions during the two years he has been a Fisher director. It is curious that he began to complain about the Board’s performance only when he started this proxy contest.

Mr. Lorber and FrontFour also dispute that this proxy contest is in fact a fight for control. If this were not about control, why not avoid the costs and distractions of a proxy contest and nominate directors through the Company’s normal nominating procedures? As a current member of the Board, Mr. Lorber was well aware of the Board’s work during the last two years to identify candidates to fill vacancies on the Board, yet he never suggested any director candidates to our Nominating & Corporate Governance Committee or to Paul Bible, the Committee’s chairman.

Only now, when they stand to make a significant short-term profit by attempting a quick sale of the Company, are Mr. Lorber and FrontFour – just a 2% holder of Fisher’s shares – proposing a control slate of director candidates. Do not be misled by Mr. Lorber’s tortured logic. Four of his candidates, plus his existing board seat, equals five members of Fisher’s nine-member Board – and that represents control without paying any premium to the Company’s shareholders.

EACH FISHER NOMINEE IS HIGHLY QUALIFIED AND HAS THE EXPERTISE

THAT FRONTFOUR’S CANDIDATES LACK

FrontFour’s nominees have no business serving on the board of a broadcasting company. None of the candidates have anything remotely resembling experience or expertise that would be relevant to the Company’s core broadcast business and two have never served on the board of a public company.

One is a regional chairman of a commercial real estate services firm; another is CFO of a bulk transportation services company; and two are money managers, one of whom is currently David Lorber’s partner at FrontFour and both are former colleagues of Mr. Lorber’s from a now-defunct hedge fund called Pirate Capital.

In contrast, Fisher’s nominees are highly qualified with more than 100 years of highly relevant collective broadcasting and financial expertise and have the qualifications to continue to deliver growth and create shareholder value. Anthony B. Cassara was elected to our Board of Directors in February 2010, and possesses deep broadcasting industry expertise as the current CEO of New Young Broadcasting and from his past executive experience, including as President of Paramount Pictures’ Television Stations Group. Roger L. Ogden, who is a first-time Fisher nominee, is another seasoned broadcast executive with thorough expertise in new media from his years serving as Senior Vice President of Design, Innovation and Strategy for Gannett Co., Inc. Richard L. Hawley, a director since 2003, possesses financial and accounting expertise from his current and past public company executive experience, including service as a chief financial officer, and 25 years of experience with an international public accounting firm. Michael D. Wortsman, our Chairman, possesses extensive broadcast expertise from his service as a broadcast industry executive, including as President of Univision Television, and he currently serves as Chairman of ImpreMedia, a Spanish-language online and print news publisher.

WE URGE ALL SHAREHOLDERS TO VOTE FOR FISHER’S NOMINEES

BY VOTING THE WHITE PROXY CARD TODAY

Fisher’s shareholders deserve to have directors who have an operating plan and relevant broadcast industry expertise, and who will continue to act in their best interests. Do not allow FrontFour to steal your Company away from you – any vote on FrontFour’s green proxy card will help them achieve their takeover objectives.

You can vote your shares by telephone, via the internet or by signing, dating and returning the enclosed WHITE proxy card. If your shares are held in the name of a broker or bank, please follow the instructions provided. Even if you have already voted on the green proxy card supplied by FrontFour, you can still support the Board by voting the WHITE proxy card today. YOUR LATEST DATED PROXY IS THE ONE THAT COUNTS!

Thank you for your continued support.

Sincerely,

Paul A. Bible	Richard L. Hawley
Colleen B. Brown	Brian P. McAndrews
Anthony B. Cassara	George F. Warren, Jr.
Donald G. Graham, III	William W. Warren, Jr.
Michael D. Wortsman

If you have any questions or need assistance in voting your shares, please contact: 199 Water Street, 26th Floor New York, NY 10038

(866) 821-0284 (Toll Free) Banks and Brokerage Firms please call: (212) 440-9800 Email: fishercommunications@georgeson.com

About Fisher Communications, Inc.

Fisher Communications (FSCI) is an innovative local media company with television, radio, internet and mobile operations throughout the western United States. Fisher operates 13 full power television stations and 7 low power television stations which include network affiliations with ABC, CBS, FOX, Univision and CW that reach

3.5% of U.S. television households, and 10 radio stations targeting a full range of audience demographics. Fisher Interactive Network, its online division, produces more than 125 local and hyper-local websites and delivers comprehensive multiplatform advertising solutions to local businesses. The Company also owns and operates Fisher Plaza, a 300,000 square foot media, telecommunications, and data center facility located near downtown Seattle. The Company is headquartered in Seattle, WA. For more information about Fisher Communications, Inc., go to www.fsci.com.

Forward-Looking Statements :

This letter includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “intends,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2010, which we filed with the SEC on March 8, 2011.

Media Contact:

Sard Verbinnen & Co

Paul Kranhold / Ron Low / David Isaacs

(415) 618-8750

Investor Contacts:

Fisher Communications, Inc.

Hassan Natha

Vice President and Chief Financial Officer

(206) 404-6738

Georgeson

Donna M. Ackerly

Senior Managing Director – Corporate Proxy

(212) 440-9837

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